Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of September 24, 2013 (the “Effective Date”), by and between Universal Technology Systems Corp., a Florida Corporation (the "Company"), and John D. Kuhns (the "Executive").

W  I  T  N  E  S  S  E  T  H:

The Executive is presently employed by the Company in the capacity of its Executive Chairman and possesses considerable experience and an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and operations.  The Company recognizes that the Executive's contributions to Global Photonic Energy Corporation (“GPEC”) have been substantial and meritorious and that the Executive has demonstrated unique qualifications to act in an executive capacity for the Company, not that the merger between it and GPEC is complete.  The Company is desirous of assuring the continued employment of the Executive and the Executive is desirous of having such assurance.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.         Term of Employment.  The Company hereby agrees to employ the Executive and the Executive hereby agrees to continue to serve the Company, in accordance with the terms and conditions set forth herein, for an initial period of five (5) years commencing as of  October 1, 2013 (the "Effective Date"); subject, however, to earlier termination as expressly provided herein.  The initial five (5) year period of employment automatically shall be extended for one (1) additional year at the end of the initial five (5) year term and then again for each successive year thereafter.  However, either party may terminate this Agreement at the end of the initial five (5) year period, or at the end of any successive one (1) year term thereafter, by giving the other party written notice of intent not to renew, delivered at least sixty (60) days prior to the end of such initial period or successive term.  In the event such notice of intent not to renew is properly delivered, this Agreement, along with all corresponding rights, duties and covenants, automatically shall expire at the end of the initial period or successive term then in progress (except as otherwise provided herein).

Regardless of the above, if at any time during the initial period of employment, or any successive term, a Change in Control of the Company occurs (as defined in Section 7 hereof), then the term of this Agreement thereafter shall be the longer of: (a) one (1) year beyond the month in which the effective date of such Change in Control occurs; or (b) the term as otherwise provided by this Section 1.

Page: 1

2.        Position and Responsibilities.  During the term of this Agreement, the Executive shall serve as the Executive Chairman of the Company.  The Executive shall have the duties and functions that are generally associated with the position of Executive Chairman and will be responsible for such other duties as may from time to time be reasonably assigned to him by the Company’s Board of Directors.  The Executive’s duties shall be as assigned from time-to-time by the Board, but shall include, but not be limited to, the following:  preside over all Board meetings; utilize his full-time efforts to hands-on manage the Company’s day-to-day affairs, along with the Chief Executive Officer and other Officers; and to perform any other matter as enumerated in the Company’s By-laws.

3.         Performance of Duties.  During the term of this Agreement, the Executive shall devote substantially all of his working time to the performance of his responsibilities and duties hereunder and shall comply with the policies of the Company with respect to conflict of interest and business ethics from time to time in effect.  During the term of this Agreement, the Executive shall not, without the prior written consent of the Board, render services, whether or not compensated, to any other person or entity as an employee, independent contractor or otherwise; provided, however, that, except as provided in Section 8.1 below, nothing contained herein shall restrict the Executive from: (i) rendering services to charitable organizations and from managing his personal investments in such manner as shall not interfere with the performance by the Executive of his duties hereunder; or (ii) serving on the board of directors of any other entity so long as (iii) such entity is not in a business which is competitive with that of the Company, (iv) such service does not interfere with the performance by the Executive of his duties hereunder and (v) the Executive receives the prior approval of the Board with respect to such service.

4.         Compensation.  As remuneration for all services to be rendered by the Executive during the term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

4.1          Base Salary.  The Company shall pay the Executive a base salary (the “Base Salary”) in an amount which shall be established from time to time by the Board, provided that such base salary shall not be less than $400,000 per year (“Base Salary”).  The foregoing Base Salary shall be paid on the first of each month and shall have an automatic 3% cost of living increase applied to it on first anniversary date of the Agreement.  This new adjusted salary shall be considered the Base Salary for year two.  Thereafter at each anniversary, of this agreement, the then Base Salary shall have a 3% cost of living increase, which shall be the new Base Salary for that year, and so on.  This Base Salary shall be paid to the Executive in installments throughout the year consistent with the normal payroll practices of the Company.  The Board’s Compensation Committee will review the Executive’s Salary at least once per year and may, in its discretion, increase (but not decrease) the Base Salary in accordance with the Company’s compensation policies.

Page: 2

4.2          Annual Bonus.  In addition to his Base Salary, the Executive shall be eligible to receive an annual cash bonus (the "Bonus") in respect of each fiscal year during the term of this Agreement on the basis of a formula or criteria to be developed by the Board.  The Bonus shall be payable to the Executive in cash as promptly as practical after the completion by the Company of an audit of its financial statements for the fiscal year to which such bonus relates.  The Bonus amount shall be recommended by the Company’s CEO (after considering the Executive’s performance, the performance of the Company and any other factors considered significant or relevant to the decision) and it shall be subject to approval by the Compensation Committee and then the full Board of Directors.

4.3          Compensation Plans.  The Executive shall be eligible to participate in such profit-sharing, 401K, stock option, bonus and performance award programs as are made available generally to executive officers of the Company, such participation to be on a basis which is commensurate with the Executive's position with the Company.

4.4          Health Care and Other Benefits.  The Executive shall receive full family plan coverage under any health and dental insurance plans established for the company and in addition to the foregoing the Executive will be entitled to participate at Company expense in the Mayo Clinic Executive Health Program, with full examinations no less frequent than annually, throughout the term of this Agreement and its extensions.  In addition to the foregoing, the Executive shall also be entitled to participate in all other benefit programs that the Company establishes and makes available to its employees to the extent the Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate, and shall be entitled to receive such perquisites as are made available generally to executive officers of the Company.  The Executive shall be entitled to five weeks paid vacation per year to be taken at such times as may be approved by the Board or its designee.  Executive is entitled to accrue their vacation time and shall be paid for any unused vacation upon death, disability or termination of employment or non-renewal of this Agreement.

4.5          [RESERVED]

4.6          Stock Options.  Without limiting the foregoing, on the Effective Date, the Executive shall be entitled to participate in the Company’s 2013 Equity Incentive Plan and any other applicable option plans (the “Plan”).  All issuances under that plan including stock options, shall be determine by the Compensation Committee of the Board and then approved by the full Board, and shall be in such type, amounts, timing and distribution terms as it determines to be appropriate.  In addition, the Executive shall be eligible to receive grants of additional equity and options on an annual basis at the sole discretion of the Board.

5.         Expenses/Stipend Allowance.  The Company shall reimburse the Executive for all reasonable, ordinary and necessary documented travel, entertainment and other out-of-pocket expenses that the Executive incurs on behalf of the Company in the course of his employment hereunder in accordance with the Corporation’s normal policies and provisions regarding such reimbursements.  This shall include a stipend allowance for the Executive a in an amount and for the purposes as determined by the Board.

Page: 3

6.         Employment Terminations.

6.1          Termination Due to Death.  In the event the Executive's employment is terminated while this Agreement is in force by reason of death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect.  Upon the effective date of such termination, the Company's obligation under this Agreement to pay and provide to the Executive the elements of unvested pay described in Sections 4.1, 4.2, 4.3, and 4.4 shall immediately expire, except to the extent that the benefits described in Section 4.4 continue thereafter under the terms of the benefit plans and programs which apply generally to the Company's executives and except that the Executive shall receive all other rights and benefits that he is vested in pursuant to other plans and programs of the Company and the Board may award such Executive equity under its Equity Incentive Plan.  In addition, the Company shall pay to the Executive's beneficiaries, estate, or trust, as applicable, a pro rata share of any vested Salary or Bonus to which the Executive would have been entitled for the fiscal year in which employment termination occurs, based on the results of the Company for such fiscal year.  This pro rata Bonus amount shall be determined by multiplying the Bonus which otherwise would apply for such full fiscal year by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of employment termination and the denominator of which is the total number of days in such fiscal year.

6.2          Termination Due to Disability.  In the event that the Executive becomes Disabled (as defined below) during the term of this Agreement and is, therefore, unable to perform his duties herein for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months, or in the event of the Board's reasonable expectation that the Executive's Disability will exist for more than a period of one hundred eighty (180) calendar days, the Company shall have the right to terminate the Executive's active employment as provided in this Agreement.  However, the Board shall deliver written notice to the Executive of the Company's intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination.  A termination for Disability shall become effective upon the end of the thirty (30) day notice period. Upon such effective date, the Company's obligation to pay and provide to the Executive the elements of pay described in Sections 4.1, 4.2, 4.3, and 4.4 shall immediately expire, except to the extent that the benefits described in Section 4.4 continue after Disability under the terms of the benefit plans and programs which apply generally to the Company's executives and except that the Executive shall receive all rights and benefits that he is vested in pursuant to other plans and programs of the Company.  In addition, the Company shall pay to the Executive a pro rata share of his Bonus for the fiscal year in which employment termination occurs, based on the results for such fiscal year, determined as provided in Section 6.1, and may award him equity under the Company’s Equity Incentive Plan.

Page: 4

The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company as contemplated by Section 2 herein, such Disability to be determined by the Board of Directors of the Company upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice.

It is expressly understood that the Disability of the Executive for a period of one hundred eighty (180) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by his to perform his duties hereunder and shall not be deemed a breach or default and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

6.3          Voluntary Termination by the Executive.  The Executive may terminate this Agreement at any time by giving the Board written notice of intent to terminate, delivered at least ninety (90) days prior to the effective date of such termination.

Upon the expiration of the ninety (90) day notice period, the termination by the Executive shall become effective.  The Company shall pay the Executive his Base Salary, at the rate then in effect as provided in Section 4.1 herein, through the effective date of termination, plus all other benefits to which the Executive has a vested right to at that time (for this purpose, the Executive shall not be paid any Bonus with respect to the fiscal year in which voluntary termination under this Section 6.3 occurs).  The Company and the Executive shall have no further obligations under this Agreement after the effective date of such termination, except as set forth in Sections 8 or 9 hereof.

6.4          Involuntary Termination by the Company Without Cause.  The Board may terminate the Executive's employment, as provided under this Agreement, at any time, for reasons other than death, Disability or for Cause (as defined in Section 6.5 hereof), by notifying the Executive in writing of the Company's intent to terminate, at least thirty (30) calendar days prior to the effective date of such termination.  Upon the expiration of the thirty (30) day notice period the termination by the Company shall become effective, and the Company shall pay and provide to the Executive the benefits set forth in this Section 7.1.

Page: 5

6.5          Termination For Cause.  Nothing in this Agreement shall be construed to prevent the Board from terminating the Executive's employment under this Agreement for "Cause."

"Cause" shall be determined by the Board in the exercise of good faith and reasonable judgment, and shall be defined as: (i) conviction of, or plea of nolo contendere to, a felony or serious crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company; (iii) personal dishonesty, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with the Employee's duties; (v) chronic use of alcohol, drugs or other similar substances which affects the Employee’s work performance; (vi) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by the Employee for the benefit of the Company; (vii) Executive’s willful refusal to carry out written instructions of his direct supervisor, the CEO or the Board which are consistent with Executive's position with the Company; provided, however, that Executive may only be discharged under this clause (vii) after he shall first have been given thirty (30) days written notice setting forth the grounds for such discharge and, within, such 30-day period, shall not have ceased or otherwise cured (to the reasonable satisfaction of his supervisor, the CEO or the Board, as applicable) the activity or activities or omissions constituting the grounds for such discharge; or (viii) Executive’s willful disclosure of any trade secrets or confidential corporate information of the Corporation to persons not authorized to know same, unless such disclosure is, based upon advice of counsel, reasonably determined by Executive to be required by any law or court order.  In the event this Agreement is terminated by the Board for Cause, the Company shall pay the Executive his Base Salary through the effective date of the employment termination and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits) he would otherwise have been entitled to receive under this Agreement, including any right to a Bonus for the fiscal year in which the termination occurs.  The Company and the Executive thereafter shall have no further obligations under this Agreement, except as set forth in Sections 8 or 9 hereof.

6.6          Termination for Good Reason.  At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.  Upon the expiration of the thirty (30) day notice period, the Good Reason termination shall become effective, and the Company shall pay and provide to the Executive the benefits set forth in this Section 6.6.

“Good Reason” shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

(a)
the assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities and status (including offices, titles, and reporting requirements) as an executive of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b)	a reduction by the Company in the Executive's Base Salary as in effect on the Effective Date, as provided in Section 4.1 herein; or

Page: 6

(c)	the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 10.1 herein.

Upon a termination of the Executive's employment for Good Reason at any time other than during a Change of Control Period, the Executive shall be entitled to receive the same payments and benefits, payable in the same manner, as he is entitled to receive in Section 7.1.

The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.  The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

6.7          Non-Renewal by Company.  Upon any termination of this Agreement as a result of a notice of non-renewal by the Company pursuant to Section 1 hereof (a “Non-Renewal”), upon the effective date of such termination, the Company shall continue to pay to the Executive his Base Salary then in effect for a period of six (6) full months following the effective date of such termination and shall thereafter provide to the Executive a continuation of his health and welfare benefits, including those related to the Mayo Clinic Executive Health Program, during such six (6) month period.   If for any reason the Company is unable to continue the foregoing benefits as required by the preceding sentence, the Company shall either provide equivalent benefits to the Executive or pay to the Executive a lump sum cash payment equal to the value of the benefits which the Company is unable to provide.  Continuation of health benefits under this Section 6.7 will count against, and will not extend, the period during which benefits are required to be continued under COBRA.  In addition, the Company shall make a prorated payment of the Executive’s Bonus for the fiscal year in which such termination occurs.

6.8          [RESERVED]

6.9          Condition to Payment.  All amounts payable by the Company to the Employee upon or with respect to the termination of the Employee’s employment with the Company shall be contingent upon and in consideration for Employee's execution and delivery to the Company of a general release agreement, in form and substance reasonably acceptable to the Company, which releases all of the Employee's claims against the Company relating in any way to Employee's employment with the Company and the termination of the Employee's employment by the Company or for additional compensation under the terms of this Agreement.

7.         Change In Control.

7.1          Employment Terminations in Connection with a Change in Control.  In the event of a Qualifying Termination (as defined below) during a Change of Control Period, the Company shall pay to the Executive and provide him with benefits in lieu of the benefits which otherwise would have been payable under this Agreement such that the total benefits payable to the Executive shall be as follows:

(a)	A lump sum amount equal to three (3) times the highest rate of the Executive's annualized Base Salary rate in effect at any time up to and including the effective date of termination;

Page: 7

(b)
A lump sum amount equal to three (3) times the higher of the Executive's Bonus for the last fiscal year prior to the Change in Control or the average annual Bonus paid to the Executive for the last three (3) fiscal years prior to the Change in Control;

(c)	An amount equal to the Executive's unpaid Base Salary and pro rata Bonus through the effective date of termination, determined as provided in Section 6.4; and,

(d)
A continuation of health and welfare benefits, including enrollment in the Mayo Clinic Executive Health Program, for twelve (12) full months from the effective date of termination.  If for any reason the Company is unable to continue such benefits as required by the preceding sentence, the Company shall either provide equivalent benefits to the Executive or pay to the Executive a lump sum cash payment equal to the value of the benefits which the Company is unable to provide.  Continuation of  health benefits under this Section 7.1 will count against, and will not extend, the period during which benefits are required to be continued under COBRA.  The continuation of these welfare benefits may be discontinued by the Company prior to the end of the twelve (12) month period in the event the Executive has available substantially similar benefits from a subsequent employer, as determined by the Company's Board of Directors.

For purposes of this Section 7, a Qualifying Termination shall mean any termination of the Executive's employment other than: (1) by the Company for Cause; (2) by reason of death, Disability or Retirement; or (3) by the Executive without Good Reason.  Payment of any lump sum amounts pursuant to this Section 7.1 will be made within sixty (60) days after the effective date of the termination of the Executive's Employment.

7.2          Definition of "Change in Control".  A Change in Control of the Company shall be deemed to have occurred as of the first to occur of any one or more of the following:

(a)       the effective time of any merger, share exchange, consolidation or other reorganization or business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity are not persons who held a majority of the voting capital stock of the Company immediately prior to such transaction;

(b)       the closing of a sale or conveyance of all or substantially all of the assets of the Company;

Page: 8

(c)       an acquisition (other than from the Company) in a transaction or a series of related transactions by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding for this purpose, (A) the Company or its subsidiaries, (B) any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the then outstanding voting securities of the Company entitled to vote generally in the election of directors) of beneficial ownership, within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors;

(d)       individuals who were the Board’s nominees for election as directors immediately prior to a meeting of the stockholders of the Company involving an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, cease to constitute a majority of the Board following the election; or

(e)       the dissolution or liquidation of the Company;

provided, however, that the term “Change in Control” does not include (1) a public offering of capital stock of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, or (2) any transaction pursuant to which shares of capital stock of the Company are transferred or issued to any trust, charitable organization, foundation, family partnership or other entity controlled directly or indirectly by, or established for the benefit of, the Executive or their immediate family members (including spouses, children, grandchildren, parents, and siblings, in each case to include in-laws and adoptive relations), or transferred to any such immediate family members.

In addition, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-Executive continuing Directors).

7.3          Change of Control Period.  "Change in Control Period" shall mean the period of time commencing with the date on which the Company becomes aware of the Change in Control or becomes aware of a proposed transaction which reasonably could be expected to result in a Change in Control and ending on the first to occur of two (2) years after the effective date of the Change in Control or the date on which the proposed transaction no longer is reasonably expected to occur.

Page: 9

7.4          Limitation on Change in Control Benefits.  In the event that any of the amounts payable to the Executive by the Company pursuant to the provisions of Section 7.1 of this Agreement or otherwise would, if made, be nondeductible for Federal income tax purposes under Section 280G of the Internal Revenue Code of 1986, as amended (after application of Section 280G(b)(4)), the amount payable by the Company shall be reduced by the minimum amount necessary to cause the Executive to receive no payments which would be nondeductible by the Company for Federal income tax purposes under Section 280G of the Code.  For purposes of determining whether or not payments under Section 7.1 or otherwise would in fact be nondeductible to the Company under Code Section 280G, the following principles and guidelines are agreed to, and, absent contrary mutual agreement, shall be followed:  (i) all payments under or in respect of supplemental retirement plans, and stock option, bonus and other incentive compensation plans are intended to represent reasonable compensation for personal services performed by the Executive through the date of termination of the Executive's employment, (ii) if there is an issue as to whether any payments being made to the Executive constitute “parachute payments” under Section 280G of the Code, and the Company and the Executive cannot agree upon the amount thereof within thirty (30) days after the effective date of the termination of the Executive's employment, the Executive and the Company shall, within forty-five (45) days after the effective date of the termination of Executive's employment, mutually agree upon and appoint a third party arbitrator who shall analyze the issue giving recognition to the foregoing intentions and shall issue a report within thirty (30) days of the appointment stating the arbitrator's best estimate of the amount of “parachute payments” under Code Section 280G, if any, and the report of such arbitrator shall be conclusive and binding on the parties, (iii) the third party arbitrator selected shall be a nationally recognized accounting firm or a management consulting firm specializing in the area of executive compensation, who shall be entitled to engage independent legal counsel for advice with respect to legal matters in connection with the report, (iv) if the parties cannot agree upon a third party arbitrator within the specified forty-five (45) day time period, the selection of such arbitrator shall be submitted to arbitration in accordance with Section 12.1 hereof and (v) the costs and expenses of the third party arbitrator selected to issue the report under this Section 7.4, including counsel's fees, shall be borne by the Company.  The Executive and the Company agree that each will in all cases file tax returns on a basis consistent with any conclusions reached with respect to the deductibility of amounts under Code Section 280G, and will defend such position to the extent practicable in the event a contrary position is taken by the Internal Revenue Service.  The Executive shall be entitled to reimbursement of counsel fees in connection with any such defense as provided in Section 11.1 hereof.

In the event of any reduction of payments made or to be made to the Executive pursuant to Section 7.1 or otherwise as a result of this Section 7.4, the Executive shall be entitled to select the amount and form of compensation to be reduced or eliminated.

Page: 10

7.5          Subsequent Imposition of Excise Tax.  If, notwithstanding compliance with the provisions of Section 7.4 herein, it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue Service that any portion of the payments to the Executive under Section 7.1 is considered to be an “excess parachute payment,” subject to the excise tax under Section 4999 of the Code, which was not contemplated to be an “excess parachute payment” at the time of payment (so as to accurately determine whether a limitation should have been applied to the payments to maximize the net benefit to the Executive, as provided in Section 7.4 hereof), the Executive shall be entitled to receive a lump sum cash payment sufficient to place the Executive in the same net after-tax position, computed by using the "Special Tax Rate" as such term is defined below, that the Executive would have been in had such payment not been subject to such excise tax, and had the Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax. For purposes of this Agreement, the "Special Tax Rate" shall be the highest effective Federal and state marginal tax rates applicable to the Executive in the year in which the payment contemplated under this Section 7.5 is made.

7.6          [RESERVED]

8.         Noncompetition/Nondisclosure.

8.1          Executive’s Acknowledgment.  The Executive agrees and acknowledges that in order to assure the Company that it will retain its value as a going concern, it is necessary that the Executive undertake not to utilize his special knowledge of the Company’s business of acquiring and operating hydroelectric facilities in the Peoples Republic of China (the “Business”) and his relationships with those in the Company’s industry, customers and suppliers to compete with the Company.  Executive further acknowledges that: (i) the Company is and will be engaged in the Business; (ii) Executive has occupied a position of trust and confidence with the Company prior to the date of this Agreement and, during such period the Executive has, and during the term of this Agreement the Executive will, become familiar with the Company’s trade secrets and with other proprietary and confidential information concerning the Company and the Business; (iii) the agreements and covenants contained in this Section 8 are essential to protect the Company and the goodwill of the Business; and (iv) the Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would suffer irreparable harm, for which money damages would not constitute adequate compensation, if Executive were to provide services to any person or entity in violation of the provisions of this Agreement or otherwise violate any of the terms of this Section 8.

8.2          Competitive Activities.  The Executive hereby agrees that for a period (the “Restricted Period”) commencing on the date hereof and ending two years following the termination of Executive’s employment with the Company for whatever reason, Executive shall not, on behalf of himself or any other individual or group of individuals, firm, company, corporation, partnership, trust or other entity or enterprise or successor in interest to any of the foregoing, or any employee, partner, officer, director, partner, or stockholder of any of the foregoing (each individually, a Person and collectively, “Persons”), directly or indirectly, as an employee, proprietor, stockholder, partner, consultant, or otherwise, engage in any business or activity directly competitive with the Business or any of the business activities of the Company as they are now, currently proposed to be, or are, at the time in question, undertaken by the Company, anywhere in North America (the “Territory”), except as expressly approved by the Board in writing.  With respect to the Territory, Executive specifically acknowledges that the Company has conducted the Business throughout those areas comprising the Territory and the Company intends to continue to expand the Business throughout the Territory.

Page: 11

8.3          Blue-Pencil.  If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular covenant contained in this Section 8, including, without limitation, the Restricted Period, to be too lengthy or the Territory to be too extensive, the other provisions of this Section 8 shall nevertheless stand, the Restricted Period shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances.  The court in each case shall reduce the Restricted Period and/or the Territory to permissible duration or size.

8.4          Confidential Information.  During the term of this Agreement and for a period of three (3) years thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Board, furnish, make available or disclose to any third party or use for the benefit of herself or any third party, any Confidential Information.  As used in this Section 8.4, the term “Confidential Information” shall mean any information relating to the business or affairs of the Company or the Business, including, but not limited to, information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins or other proprietary information used by the Company in connection with the Business; provided, however, that Confidential Information shall not include any information which is the public domain, becomes generally known in the industry through no wrongful act on the part of the Executive or as required to be disclosed by a court of competent jurisdiction.  The Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

9.        Inventions and Other Intellectual Property.  The Executive hereby agrees that all right, title and interest in and to all of Executive’s “Creations” and work product made during the term of the Executive’s employment with the Company, whether pursuant to this Agreement or otherwise, shall belong solely to the Company, whether or not they are protected or protectible under applicable patent, trademark, service mark, copyright or trade secret laws.  For purposes of this Section 9, the term “Creations” shall mean all inventions, designs, discoveries, books, newsletters, manuscripts, articles, research, compilations, improvements, and other works which are or may be copyrighted, trade-marked or patented or otherwise constitute works of intellectual property which may be protected (including, without limitation, any information relating to the Company’s software products, source code, know-how, processes, designs, algorithms, computer programs and routines, formulae, techniques, developments or experimental work, works-in-progress, or business trade secrets whether now existing, or hereafter developed during the Employment Period) made or conceived or reduced to practice by the Company.  Executive agrees that all work or other material containing or reflecting any such Creations shall be deemed work made for hire as defined in Section 101 of the Copyright Act, 15 U.S.C. Section 101.  If a court of competent jurisdiction determines that any such works are not works made for hire, Executive hereby assigns to the Company all of Executive’s right, title and interest, including all rights of copyright, patent, and other intellectual property rights, to or in such Creations.

Page: 12

Executive covenants that he shall keep the Company informed of the development of all Creations made, conceived or reduced to practice by the Company, in whole or in part, by Executive or any other alone or with others, which either result from any work Executive may do for, or at the request of, the Company, or are related to the Company’s present or contemplated activities, investigations, or obligations.  Executive further agrees that (i) at the Company’s request and expense, he will execute any assignments or any other documents or instruments necessary to transfer all rights any such Creations to the Company and (ii) he will cooperate with the Company or its nominee in perfecting the Company’s title (or the title of the Company’s nominee) in any or all such materials.

10.       Interference with Relationships.

10.1        Suppliers, Customers, Service Providers . During the Restricted Period, Executive shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity intentionally solicit or encourage any present or future customer, employee, consultant, service provider, stockholder, officer, director or supplier of or service provider to the Company to terminate or otherwise alter his, their or its relationship with the Company in a manner having an adverse effect on the Company or the Business.

10.2        No Breach.  Executive represents and warrants that he is not under any contractual obligation to any party, which obligation would prevent him from accepting full-time employment with the Company or from otherwise fulfilling any of his obligations under this Agreement.  Executive hereby agrees to indemnify the Company and hold it and its officers and directors harmless from and against any and all claims against or any losses or liabilities, including reasonable attorney’s fees, incurred by, the Company or any of its officers or directors derived from any breach or failure of the representation and warranty contained in this Section10.2.

11.      Return of Company Materials Upon Termination.  Executive acknowledges that all price lists, sales manuals, catalogs, binders, customer lists and other customer information, supplier lists, financial information, business plans, corporate records, working notes, work product, sales manuals, catalogs, binders and other records or documents containing any Confidential Information prepared by Executive or coming into Executive’s possession by virtue of Executive’s employment by the Company, other than personal information belonging to the Executive, is and shall remain the property of the Company and that immediately upon termination of Executive’s employment hereunder, Executive shall return all such items in his possession, together with all copies thereof, to the Company.

Page: 13

12.      Indemnification.  The Company hereby covenants and agrees to indemnify and hold harmless the Executive fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney's fees), losses, and damages resulting from the Executive's good faith performance of his duties and obligations under the terms of this Agreement and as it relates to any such duties preformed by the Executive at GPEC, subject to compliance with any applicable requirements and limitations improved by the Company's Certificate of Incorporation and By-Laws as in effect on the date hereof and applicable law.

13.      Assignment

13.1        Assignment by Company.  This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or the business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

Except as herein provided, this Agreement may not otherwise be assigned by the Company.

13.2        Assignment by Executive.  The services to be provided by the Executive to the Company hereunder are personal to the Executive, and the Executive's duties may not be assigned by the Executive; provided, however that this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees.  If the Executive dies while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate or trust.

13.3        Name Change.  Upon any name change by Company, no assignment need occur as the same entity is bound by the terms of this Agreement.

14.       Dispute Resolution and Notice.

14.1        Dispute Resolution.  Either the Executive or the Company may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration, by providing written notice of such election to the other party hereto, specifying the nature of the dispute to be arbitrated, provided that if the other party objects to the use of arbitration within thirty (30) days of the receipt of such notice, the dispute may only be settled by litigation unless otherwise agreed.

Page: 14

If arbitration is selected, such proceeding shall be conducted before a panel of three (3) arbitrators sitting in a location agreed to by the Company and the Executive within fifty (50) miles from the location of the Executive's principal place of employment, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrators in any court having competent jurisdiction.

To the extent that the Executive prevails in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Executive shall be entitled to reimbursement by the Company of all expenses of such litigation or arbitration, including the reasonable fees and expenses of the legal representative for the Executive, and necessary costs and disbursements incurred as a result of such dispute or legal proceeding.

14.2        Notice.  Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Company or, in the case of the Company, at its principal offices.

15.  No Mitigation.  The Executive shall have no duty to seek other employment and the amounts, benefits and entitlements payable to the Executive hereunder or otherwise shall not be subject to reduction, offset or repayment for any compensation received by the Executive from services provided by the Executive following the termination of the Executive’s employment with the Company.

16.  Section 409A.

16.1        The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

16.2   A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A.  Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Agreement (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Page: 15

16.3        To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

16.4        For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

16.5        Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

17.  Adjustment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that as a result of any payment or distribution by the Company to or for Executive’s benefit whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), Executive would be subject to the excise tax imposed by Sections 409A, 280G or Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive is in the same after-tax position as if no Excise Tax had been imposed upon Executive with respect to the Payments, provided further that such Gross-Up Payment shall be made prior to April 15th of the calendar year following the year in which Executive receive any payment or distribution from the Company which gives rise to a Gross-Up Payment.

Page: 16

18.       Miscellaneous

18.1        Entire Agreement.  This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto, or between the Executive and the Company, with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

18.2        Modification.  This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

18.3        Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

18.4        Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all Federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

18.5        Beneficiaries.  The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement.  Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

18.6        Board Committee.  Any action to be taken, or determination to be made, by the Board of Directors under this Agreement may be taken or made by the Compensation Committee or any other Committee authorized by the Board of Directors to act on its behalf.

18.7        Governing Law.  To the extent not preempted by Federal law, the provisions of this Agreement shall be construed and enforced in accordance with the internal, substantive laws of the State of New York, without regards to the principles of conflicts of laws thereof.

18.8        Inurement.  This Agreement is binding on the parties and on their heirs, personal representatives, administrators, successors and assigns.

* * * * *

Page: 17

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

	Universal Technology Systems Corp.	Executive:

By:
	Dean L. Ledger, CEO	John D. Kuhns

Page: 18